Exhibit No. 16.2

Chavez and Koch, CPAs
2920 N Green Valley Pkwy, Bldg 8, #821
Henderson, Nevada 89104

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 (a) through 4(b) of Form 8-K/A, dated July 10, 2006, of Consumer Direct of America and are in agreement with the statements made regarding our firm. We have no basis to disagree with any other statements contained therein.

/s/ Chavez and Koch, CPA’s
Henderson, Nevada
July 17, 2006